PRIORITY HEALTHCARE CORPORATION

EXHIBIT 21 — LIST OF SUBSIDIARIES

Florida corporations:

Priority Healthcare Pharmacy, Inc.- Lake Mary, FL
Priority Healthcare Distribution, Inc. - Grove City, OH, Sparks, NV and Scottsdale, AZ
Pharmacy Plus, Inc. - Lake Mary, FL
Priorityhealthcare.com, Inc. - Lake Mary, FL
Lynnfield Drug, Inc. - Byfield, MA and Oldsmar, FL
Lynnfield Compounding Center, Inc. - Byfield, MA
Freco, Inc. - Byfield, MA
Chesapeake Infusion, Inc. - New Castle, DE, Memphis, TN and New York, NY
First Rx, Inc. - New York, NY
Sinuspharmacy, Inc. - Carpinteria, CA
Specialty Infusion Pharmacy, Inc. - Monrovia, CA

Nevada corporations:

Priority Healthcare Corporation West - Las Vegas, NV
PHF, Inc. - Las Vegas, NV
PHRC,Inc. - Las Vegas, NV

Massachusetts corporations:

Byfield Drug, Inc. – Byfield, MA